EXHIBIT 4.2

THIS SECURITY HAS NOT BEEN  REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT INCLUDING, WITHOUT LIMITATION, PURSUANT TO RULE 144 UNDER SAID ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4(1) AND A HALF” SALE.  THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

STOCK PURCHASE WARRANT

TO SUBSCRIBE FOR AND PURCHASE COMMON STOCK OF

NEUROMETRIX, INC.

No. CSW-	, 2009

THIS CERTIFIES THAT, for value received,                               , or registered assigns, (herein referred to as the “Purchaser” or “holder”), is entitled to subscribe for and purchase from NEUROMetrix, Inc., a Delaware corporation (herein called the “Company”), at the exercise price specified below (subject to adjustment as noted below) at any time beginning on the date that is the earlier of (x)                           (1)  and (y) immediately prior to consummation of a Change of Control (as defined below) to, and including                         , 2014(2) (subject to extension as provided below, the “Expiration Date”),                          (                        ) fully paid and nonassessable shares (“Shares”) of common stock, par value $.0001 per share (herein the “Common Stock”) (subject to adjustment as noted below).  This Stock Purchase Warrant (this “Warrant”) has been issued pursuant to a Securities Purchase Agreement, dated as of September     , 2009 (the “Agreement”), between the Purchaser and the Company.

The warrant exercise price (subject to adjustment as noted below) shall be $           per Share (the “Warrant Purchase Price”).

This Warrant is subject to the following provisions, terms and conditions:

(1)   Insert date that is 180 days after the date hereof.

(2)   Insert date that is five years from the date hereof.

1.                                      EXERCISE OF WARRANT.  The rights represented by this Warrant may be exercised by the holder hereof, in whole or in part, by written notice of exercise delivered to the Company and by the surrender of this Warrant (properly endorsed if required) at the principal office of the Company and upon payment to it by check of the Warrant Purchase Price for such Shares, or if available, pursuant to the cashless exercise procedure specified in Section 2 below; provided, however, that any such exercise made in connection with a Change in Control, may be conditioned upon the consummation of such Change in Control and payment with respect to such exercise shall be made at the time of the consummation of such Change in Control.

2.                                      NET EXERCISE OF WARRANT.  This Warrant may also be exercised in whole or in part, at such time by means of a “cashless exercise” in which the holder shall be entitled to receive a certificate for the number of Shares equal to the quotient obtained by dividing [(A-B)(X)] by (A), where:

(A) =	the VWAP on the trading day immediately preceding the date on which the holder elects to exercise this Warrant by means of a “cashless exercise,” as set forth in the applicable Notice of Exercise;

(B) =	the Warrant Purchase Price, as adjusted hereunder; and

(X) =

the number of Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time), (b) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Board of Directors of the Company and the holders of a majority in interest of the Warrants being exercised for which the calculation of VWAP is required in order to determine the exercise price of such Warrants.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE AMEX, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

3.                                      BENEFICIAL OWNERSHIP.

(a)                                  Notwithstanding anything to the contrary contained in this Warrant (other than the provisions of Section 3(b) below), the Company shall not effect any exercise of this Warrant, and a holder shall not have the right to exercise any portion of this Warrant to the extent (but only to the extent) that, after giving effect to such issuance after exercise, the holder (together with any person acting as a group with the holder or the holder’s affiliates) would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the outstanding shares of Common Stock.  To the extent the above limitation applies, the determination of whether this Warrant shall be exercisable (vis-à-vis other convertible, exercisable or exchangeable securities owned by the holder) and of which warrants shall be exercisable (as among all warrants owned by the holder) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability.  For the purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership and as to the determination of any group) shall be determined by the holder in accordance with Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder.  The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation.  The limitations contained in this paragraph shall apply to a successor holder of this Warrant.  For any reason at any time, upon the written or oral request of the holder, the Company shall within one (1) business day confirm orally and in writing to the holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock, including, without limitation, pursuant to this Warrant or securities issued pursuant to the Securities Purchase Agreement.  Each delivery of an Exercise Notice by the holder will constitute a representation by the holder that it has evaluated the limitation set forth in this paragraph and determined that issuance of the full number of Shares requested by the holder in such Exercise Notice is permitted under this paragraph.

(b)                                  The provisions of Section 3(a) above shall not apply to any exercise by any holder whose beneficial ownership of Common Stock immediately prior to the issuance of this Warrant (together with any person acting as a group with the holder and the holder’s affiliates) exceeds the Maximum Percentage (an “Existing MP Holder”), provided, however, if at any time after the date hereof an Existing MP Holder and its affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with such Holders for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which the holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) shall collectively beneficially own the Maximum Percentage or less, then such holder may deliver a written notice to the Company (an “MP

Notice”) providing that such holder irrevocably elects to be subject to the provisions of Section 3(a).

(c)                                  Notwithstanding anything to the contrary contained in this Warrant, the Company shall not effect any exercise of this Warrant (including if held by an Existing MP Holder that has not delivered an MP Notice), and a holder shall not have the right to exercise any portion of this Warrant to the extent (but only to the extent) that, after giving effect to such issuance after exercise, the holder (together with any person acting as a group with the holder or the holder’s affiliates) would beneficially own in excess of 19.99% (the “Applicable Percentage”) of the outstanding shares of Common Stock. To the extent the above limitation applies, the determination of whether this Warrant shall be exercisable (vis-à-vis other convertible, exercisable or exchangeable securities owned by the holder) and of which warrants shall be exercisable (as among all warrants owned by the holder) shall, subject to such Applicable Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be).  No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability.  For the purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership and as to the determination of any group) shall be determined by the holder in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.  The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Applicable Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Applicable Percentage limitation.  The limitations contained in this paragraph shall apply to a successor holder of this Warrant.  For any reason at any time, upon the written or oral request of the holder, the Company shall within one (1) business day confirm orally and in writing to the holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock, including, without limitation, pursuant to this Warrant or securities issued pursuant to the Securities Purchase Agreement.  Each delivery of an Exercise Notice by the holder will constitute a representation by the holder that it has evaluated the limitation set forth in this paragraph and determined that issuance of the full number of Shares requested by the holder in such Exercise Notice is permitted under this paragraph.

4.                                      ISSUANCE OF THE SHARES.  The Company agrees that the Shares so purchased shall be and are deemed to be issued to the holder hereof as the record owner of such Shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such Shares as aforesaid.  Subject to the provisions of the preceding Section, within 3 business days after the rights represented by this Warrant shall have been exercised, the Company shall cause its transfer agent to issue the Shares so purchased to Purchaser in book-entry format and deliver evidence of such issuance to Purchaser, and, unless this Warrant has expired, a new Warrant representing the number of Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be delivered to the holder hereof within such time.  Notwithstanding anything herein to the contrary, in the event of an exercise of this Warrant effective immediately prior to a Change of Control (as defined below), the Shares purchased upon such exercise shall be deemed issued and shall be issued immediately prior to consummation of the Change of Control.

5.                                      AUTHORIZATION OF SHARES.  The Company represents and warrants that this Warrant has been duly authorized by all necessary corporate action, has been duly executed and delivered and is a legal and binding obligation of the Company, enforceable against the Company in accordance with the terms of this Warrant, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally.  The Company covenants and agrees that all Shares which may be issued upon the exercise of the rights represented by this Warrant according to the terms hereof or represented by the Common Stock will, upon issuance and payment therefor, be duly authorized and issued, fully paid and nonassessable.  The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of its Common Stock to provide for the exercise of the rights represented by this Warrant, free from preemptive rights, rights of first refusal or other contingent purchase rights other than those held by a holder of this Warrant (as a result of holding this Warrant).

6.                                      CHARGES, TAXES AND EXPENSES. The Company will pay any documentary stamp taxes attributable to the issuance of Shares of Common Stock upon the exercise of this Warrant.

7.                                      ADJUSTMENTS OF WARRANT PURCHASE PRICE AND NUMBER OF SHARES; STOCK SPLITS, ETC.  The above provisions are, however, subject to the following:

(a)                                  The Warrant Purchase Price shall, from and after the date of issuance of this Warrant, be subject to adjustment from time to time as hereinafter provided.  Upon each adjustment of the Warrant Purchase Price, the holder of this Warrant shall thereafter be entitled to purchase, at the Warrant Purchase Price resulting from such adjustment, the number of Shares obtained by multiplying the Warrant Purchase Price in effect immediately prior to such adjustment by the number of Shares purchasable pursuant hereto immediately prior to such adjustment and dividing the product thereof by the Warrant Purchase Price resulting from such adjustment.

(b)                                  In case the Company shall (i) declare a dividend upon the Common Stock payable in Common Stock (other than a dividend declared to effect a subdivision of the outstanding shares of Common Stock, as described in Subsection (c) below) or in any obligations or any shares of stock of the Company which are convertible into or exchangeable for Common Stock (such obligations or shares of stock being hereinafter referred to as “Convertible Securities”), or in any rights or options to purchase any Common Stock or Convertible Securities, or (ii) declare any other dividend or make any other distribution upon the Common Stock payable otherwise than out of net profits or surplus, then thereafter the holder of this Warrant upon the exercise hereof will be entitled to receive the number of shares of Common Stock to which such holder shall be entitled upon such exercise, and, in addition and without further payment therefor, such number of shares of Common Stock, such that upon exercise hereof, such holder would receive such number of shares of Common Stock as a result of each dividend described in clause (i) above and each dividend or distribution described in clause (ii) above which such holder would have received by way of any such dividend or distribution if continuously since the record date for any such dividend or distribution such holder (x) had been the record holder of the number of shares of Common Stock then received, and (y) had retained all dividends or distributions in stock or securities (including Common Stock or Convertible Securities, or in any rights or options to purchase any Common Stock or Convertible Securities) payable in respect of such Common Stock or in respect of any stock or securities paid as dividends or distributions and originating directly or indirectly from such Common Stock.

(c)                                  In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Warrant Purchase Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the Warrant Purchase Price in effect immediately prior to such combination shall be proportionately increased.

(d)                                  If any capital reorganization or reclassification of the capital stock of the Company shall be effected in such a way that holders of Common Stock shall be entitled to receive stock or securities with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provision shall be made whereby the holder hereof shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in this Warrant and in lieu of the Shares of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby, such shares of stock or securities as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby had such reorganization or reclassification not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of the holder of this Warrant to the end that the provisions hereof (including without limitation provisions for adjustments of the Warrant Purchase Price and of the number of shares purchasable upon the exercise of this Warrant) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof.

(e)                                  Upon any adjustment of the Warrant Purchase Price or any adjustment of any material terms hereof, then and in each such case an officer of the Company shall, promptly after the occurrence of any event that requires an adjustment or readjustment, give signed written notice thereof, by first-class mail, postage prepaid, addressed to the registered holder of this Warrant at the address of such holder as shown on the books of the Company, which notice shall state the Warrant Purchase Price resulting from such adjustment, any material change in the terms of the Warrant, and the increase or decrease, if any, in the number of Shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

(f)                                    In case any time:

i.                                               the Company shall pay any dividend payable in stock upon its capital stock (other than a dividend declared to effect a subdivision of the outstanding shares of Common Stock, as described in Subsection (c) above);

ii.                                     the Company shall make any distribution (other than a cash distribution out of net profits or surplus) to the holders of its capital stock; or

iii.                                 there shall be any capital reorganization, or reclassification of the capital stock of the Company,

then, in any one or more of said cases, the Company shall give written notice, by first-class mail, postage prepaid, addressed to the registered holder of this Warrant at the address of such holder as shown on the books of the Company, of the date on which (aa) the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights, or (bb) such reorganization or reclassification, as the case may be.  Such notice shall also specify the date as of which the holders of capital stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their capital stock for securities or other property deliverable upon such reorganization or reclassification, as the case may be.  Such written notice shall be given at least twenty (20) days prior to the action in question and not less than twenty (20) days prior to the record date or the date on which the Company’s transfer books are closed in respect thereto.  In each such case, upon exercise of this Warrant the holder hereof shall be entitled to a proportionate share of any such distribution as though such holder was the holder of the number of shares of Common Stock into which this Warrant may be exercised as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

8.                                      TREATMENT OF WARRANT UPON CHANGE IN CONTROL OF COMPANY.

(a)                                  Change in Control. For the purpose of this Warrant, “Change in Control” means (A) a consolidation, merger, exchange of shares, recapitalization, reorganization, business combination or other similar event, (1) following which the holders of Common Stock immediately preceding such consolidation, merger, exchange, recapitalization, reorganization, combination or event either (a) no longer hold a majority of the shares of Common Stock or (b) no longer have the ability to elect a majority of the board of directors of the Company or (2) as a result of which shares of Common Stock shall be changed into (or the shares of Common Stock become entitled to receive) the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity and the holders of Common Stock immediately preceding such event no longer hold a majority of such shares of the Company or another entity following such reclassification; or (B) the sale or transfer in one transaction or in a series of related transactions of all or substantially all of the assets of the Company (an “Asset Sale”).  The Company shall provide the holder with written notice of any Change of Control at least twenty (20) days prior to the consummation of a Change of Control via facsimile or overnight courier.

(b)                                  Treatment of Warrant at Change in Control.

(i.)                                 Unless the holder has elected to exercise its rights under Section 8(b)(v) below, upon the written request of the Company, the holder agrees that, in the event of a

Change in Control that is not an Asset Sale, either (at the option of the holder) (a) the holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Change in Control or (b) if the holder elects not to exercise the Warrant, this Warrant will expire upon the consummation of such Change in Control.  The Company shall provide the holder with written notice of its request relating to the foregoing (together with such reasonable information as the holder may request in connection with such contemplated Change in Control giving rise to such notice), which is to be delivered to the holder not less than twenty (20) days prior to the closing of the proposed Change in Control.

(ii.)                             Unless the holder has elected to exercise its rights under Section 8(b)(v) below, upon the written request of the Company, the holder agrees that, in the event of a Change in Control that is an “arms length” Asset Sale to a third party that is not an Affiliate (as defined below) of the Company (a “True Asset Sale”), either (at the option of the Holder) (a) the holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Change in Control or (b) if the holder elects not to exercise the Warrant, this Warrant will continue until the Expiration Date if the Company continues as a going concern following the closing of any such True Asset Sale.  The Company shall provide the holder with written notice of its request relating to the foregoing (together with such reasonable information as the holder may request in connection with such contemplated Change in Control giving rise to such notice), which is to be delivered to the holder not less than twenty (20) days prior to the closing of the proposed Change in Control.  For purposes of this Warrant, the term “successor entity” shall mean any person or entity purchasing the Company’s assets or Common Stock, or any successor entity resulting from a Change of Control.

(iii.)                         Unless the holder has elected to exercise its rights under Section 8(b)(v) below, upon the written request of the Company received at least twenty (20) days prior to consummation of the applicable Change of Control, the holder agrees that, in the event of a stock for stock Change in Control of the Company by a publicly traded acquirer, the Company may require the Warrant to be deemed automatically exercised and the holder shall participate in the Change in Control as a holder of the Shares on the same terms as other holders of the same class of securities of the Company.

(iv.)                            Unless the holder has elected to exercise its rights under Section 8(b)(v) below, upon the closing of any Change in Control other than those particularly described in subsections (i), (ii) and (iii) above, the successor entity, if any, and if applicable, shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Change in Control and subsequent closing. The Warrant Price and/or number of Shares shall be adjusted accordingly.

(v.)                                Notwithstanding anything contained in this Warrant to the contrary (including, without limitation, any of the provisions of Section 8(b)(i), (ii), (iii) or (iv) hereof), in the event of a Change of Control, at the request of the holder delivered before the fifth (5th) business day prior to the scheduled closing of the consummation of such Change of Control (a

“Redemption Notice”), the Company shall purchase this Warrant from the holder by paying to the holder cash in an amount equal to the Black Scholes Value (as defined below) of the remaining unexercised portion of this Warrant on the date of such Change of Control.  Following the receipt of a Redemption Notice from the holder, the Company shall not effect a Change of Control that is being treated as a redemption in accordance with this Section 8(b)(v), unless either it obtains the written agreement of the successor entity that payment of the Black Scholes Value shall be made to the holder upon consummation of such Change of Control or it shall first place into an escrow account with an independent escrow agent, at least three (3) business days prior to the closing date of the Change of Control, an amount in cash equal to the Black Scholes Value.  Concurrently upon closing of such Change of Control, the Company shall pay or shall instruct the escrow agent to pay the Black Scholes Value to the holder.  “Black Scholes Value” means the value of this Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg Financial Markets (“Bloomberg”) determined as of the day of the closing of the applicable Change in Control transaction for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S.  Treasury rate for a period equal to the remaining term of this Warrant as of such date of request, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of the day immediately following the public announcement of the applicable Fundamental Transaction and (iii) the underlying price per share used in such calculation shall be the sum of the price per share being offered in cash, if any, plus the value of any non cash consideration, if any, being offered in the Change in Control, such non-cash values to be as set forth in any definitive agreement for the Change of Control that has been executed around the time of the first public announcement of the Change of Control or, if no such value is determinable from such definitive agreement, based on the closing market price for shares of the successor entity or its principal securities exchange or quotation system on the trading day preceding the first public announcement of the Change of Control or, if the successor entity is not a publicly traded entity, as mutually determined in good-faith by the holder and the Company’s Board of Directors.  In addition, for purposes of determining the Black Scholes Value, this Warrant shall be deemed to be exercisable from and after the date of issuance of the Warrants regardless of any restrictions on exercisability.

(vi.)                            Notwithstanding anything herein to the contrary, in the event the holder elects to exercise the Warrant immediately prior to consummation of a Change of Control in accordance with this Section 8(b), then the Company shall not enter into such Change in Control transaction unless the successor entity shall, as part of the transaction constituting such Change in Control, issue or pay to the holder the identical consideration, less the applicable Warrant Purchase Price, that such holder would have received upon such Change of Control (whether from the Company or the successor entity, as applicable) with respect to any portion of the Warrant that the holder is restricted from exercising due to the provisions of Section 3 hereof, in exchange for the cancellation of such portion of the Warrant.

9.                                      NO STOCKHOLDER RIGHTS.  This Warrant shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Company.

10.                               REGISTRATION OR EXEMPTION REQUIRED.  This Warrant has been issued in a transaction exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”) by virtue of Regulation D and exempt from state registration under applicable state laws. The Warrant and the Common Stock issuable upon the exercise of this Warrant may not be pledged, transferred, sold or assigned except pursuant to an effective registration statement, pursuant to Rule 144 or after receipt by the Company of an opinion of counsel for the holder that any such pledge, transfer, sale or assignment shall be exempt from the registration requirements of the Securities Act, including, without limitation, a so-called “4(1) and a half” transaction.

11.                               TRANSFER OF WARRANTS.  Subject to compliance with the second sentence of Section 10 above, the holder may sell, transfer, assign, pledge or otherwise dispose of this Warrant, in whole or in part.  The holder shall deliver a written notice to Company, indicating the person or persons to whom the Warrant shall be assigned and the respective number of warrants to be assigned to each assignee.  The Company shall effect the assignment within three (3) business days of its receipt of a notice of assignment and, if required by this Warrant, receipt by the Company of an opinion of counsel (the “Transfer Delivery Period”), and shall deliver to the assignee(s) designated by holder a Warrant or Warrants of like tenor and terms for the appropriate number of shares.  This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and assigns of the holder.  The provisions of this Warrant are intended to be for the benefit of all holders from time to time of this Warrant, and shall be enforceable by any such holder.  For avoidance of doubt, in the event holder notifies the Company that such sale or transfer is a so called “4(1) and half” transaction, the parties hereto agree that a legal opinion from outside counsel for the holder in reasonable form delivered to counsel for the Company shall be the only requirement to satisfy an exemption from registration under the Securities Act to effectuate such “4(1) and half” transaction.

12.                               SURRENDER.  This Warrant is exchangeable, upon the surrender hereof by the holder hereof at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the right to subscribe for and purchase the number of Shares which may be subscribed for and purchased hereunder, each of such new Warrants to represent the right to subscribe for and purchase such number of shares as shall be designated by said holder hereof at the time of such surrender.

13.                               RESTRICTED SECURITIES.  The holder hereby acknowledges and agrees that this Warrant constitutes a “restricted security” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the holder may only transfer this Warrant in accordance with the provisions of this Warrant, including Sections 10 and 11 hereof.  The holder acknowledges that the Company has no obligation to register or qualify the Warrant for resale.  This Warrant and the Shares shall be imprinted with a legend in substantially the form set forth in Section 6.3(b) of the Agreement unless such Shares are theretofore registered for resale.

14.                               GOVERNING LAW.  All questions concerning this Warrant will be governed and interpreted and enforced in accordance with the internal law, not the law of conflicts, of the State of Delaware.

15.                               MISCELLANEOUS.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of any such loss, theft, destruction or mutilation of this Warrant, on delivery of an indemnity agreement reasonably satisfactory in form to the Company or, in the case of mutilation, on surrender and cancellation of such Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or Sunday, or shall be a legal U.S. or New York state holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or holiday.  The invalidity or unenforceability of any provision of this Warrant shall in no way affect the validity or enforceability of any other provisions of this Warrant, or the Agreement.

16.                               NOTICES.  All notices, requests, consents and other communications hereunder shall be in writing, shall be delivered (A) if within the United States, by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile, or (B) if from outside the United States, by International Federal Express (or comparable service) or facsimile, and shall be deemed given (i) if delivered by first-class registered or certified mail domestic, upon the business day received, (ii) if delivered by nationally recognized overnight carrier, one (1) business day after timely delivery to such carrier, (iii) if delivered by International Federal Express (or comparable service), two (2) business days after so mailed, (iv) if delivered by facsimile, upon electric confirmation of receipt.  Notices to the Company pursuant to this Warrant shall be delivered to the address set forth on the signature page hereof, until another address is designated in writing by the Company.  Notices to the holder pursuant to this Warrant shall be delivered to the address set forth in the Company’s records, until another address is designated in writing by the holder.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer and this Warrant to be dated as of the date set forth above.

Address:	NEUROMETRIX, INC.

By
Name:
Title:

NOTICE OF EXERCISE

To:                                                                NEUROMETRIX, INC.

1.                                      The undersigned hereby elects to purchase            Shares of NEUROMETRIX, INC. pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

2.                                      Payment shall take the form of (check applicable box):

☐                                    in lawful money of the United States; or

☐                                    the cancellation of such number of Shares as is necessary, in accordance with the formula set forth in Section 2 of the Warrant, to exercise this Warrant with respect to the maximum number of Shares purchasable pursuant to the cashless exercise procedure set forth in Section 2 of the Warrant.

3.                                      Please issue a certificate or certificates representing such Shares in the name of the undersigned or in such other name as is specified below:

The Shares shall be delivered to the following:

4.                                      The undersigned is (i) an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and/or (ii) a “qualified institutional buyer” as defined in Rule 144A promulgated under the Securities Act.

[NAME OF PURCHASER]

By:

Name:

Title:

Dated:

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information.  Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to:

Name:
(Please Print)

Address:
(Please Print)

Dated:

Holder’s

Signature:

Holder’s

Address:

NOTE:  The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever.  Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.